Ford


NEWS

Contact:        George Pipas
                313-323-9216
                gpipas@ford.com

Go to http://media.ford.com for news releases and high-resolution photographs.

IMMEDIATE RELEASE
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FORD MOTOR COMPANY REPORTS JULY U.S. SALES

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o Ford's July U.S. sales totaled 285,204, down 4 percent.
o Truck sales increased 2 percent, but car sales declined 16 percent
o Ford F-Series sales totaled 80,253, up 15 percent.
o Volvo sets July sales record as new S40 posts best month yet.


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DEARBORN, Mich., August 3 - U.S. customers purchased or leased 285,204 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in July, down 4 percent compared with a year ago. Sales of trucks (pickups, sport utility vehicles and vans) increased 2 percent, but sales of passenger cars declined 16 percent.

"Consumers are back," said Jim O'Connor, Ford group vice president, North America Marketing, Sales and Service, "and they brought their wallets with them. July was easily our best retail sales month this year."

Year-to-date through July, the company's sales were 1.98 million, down 3 percent compared with the same period a year ago. Sales of trucks were 1.33 million, up 1 percent, and sales of passenger cars were 0.65 million, down 11 percent.

Ford F-Series, America's best-selling vehicle, posted sales of 80,253, up 15 percent. July was the eleventh month in a row of higher F-Series sales coinciding with the introduction of the new

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F-150 model last September. A new Super Duty model, built at Ford's Kentucky
Truck Plant in Louisville, will debut later this summer.

Sales of sport utility vehicles nearly eclipsed last year's record-setting month. SUV sales totaled 79,656, down 5 percent. Production of the Escape hybrid began yesterday at Ford's Kansas City Assembly Plant in Claycomo, Missouri.

"July was a very strong month for the F-Series truck and our sport utility vehicles turned in a solid performance," said O'Connor. "Car sales have been weak, but help is on the way."

Later this year, the company will introduce two new mid-size sedans (Ford Five Hundred and Mercury Montego), a new crossover SUV (Ford Freestyle), and an all-new Ford Mustang.

Volvo dealers reported record July sales of 12,255, up 6 percent from a year ago. The new S40 sedan achieved its best month yet with sales of 2,351, more than double the level of sales for the old model a year ago.

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